PROSPECTUS SUPPLEMENT (To Prospectus dated September 27, 2010)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-167974

275,000 Units

THE JONES FINANCIAL COMPANIES, L.L.L.P.

Limited Partnership Interests

This prospectus supplement updates and supplements the prospectus dated September 27, 2010 of The Jones Financial Companies, L.L.L.P., which we refer to as the Partnership, relating to the offering an aggregate of up to 275,000 units of limited partnership interests in the Partnership, which we refer to as the Interests, pursuant to the 2010 Employee Limited Partnership Interest Purchase Plan, on the terms and conditions set forth in the prospectus. The Interests are being offered to certain current and former employees of our subsidiaries and certain current general partners of the Partnership. These individuals will have the opportunity to purchase the Interests and become, or increase their capital contribution as, one of our limited partners. The offering is being made only to designated eligible employees and former employees of our subsidiaries and certain general partners of the Partnership, and not to the general investing public.

Investing in the Interests involves risks. To read about certain factors that you should consider before investing in the Interests, see “Risk Factors” beginning on page 10 of the prospectus.

THE CONTRIBUTIONS OF LIMITED PARTNERS ARE SUBORDINATE TO ALL EXISTING AND FUTURE CLAIMS OF THE GENERAL CREDITORS OF THE PARTNERSHIP.

Neither the Securities and Exchange Commission, which we refer to as SEC, nor any state securities commission or regulatory authority has approved or disapproved of these Interests, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 26, 2010.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus the following documents filed by the Partnership with the SEC, which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for fiscal quarters ended on March 26, 2010, June 25, 2010 and September 24, 2010;

•	our Current Report on Form 8-K dated November 26, 2010; and

•	the description of our limited partnership Interests is contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report updating such description.

We will provide you, upon request, with copies of any of the documents incorporated by reference into this prospectus (including exhibits attached to those documents), without charge. Please direct your written or oral request to Kevin Bastien, Chief Financial Officer, at 12555 Manchester Road, St. Louis, Missouri 63131, telephone (314) 515-2000. We will also provide you without charge all quarterly partner letters from our Managing Partner relating to our business that we distribute, or have distributed, to our limited partners generally during the current fiscal year or our last two prior fiscal years.

Amendments to Partnership Agreement; Loans to General Partners.    As noted above, we filed a Form 8-K with the SEC on November 26, 2010, describing certain amendments to our Partnership Agreement and disclosing information with respect to loans that the Partnership expects to make available beginning in 2011 to those General Partners that require financing for some or all of their individual partner capital contributions to the Partnership. The Form 8-K, as well as the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the information in Form 8-A referred to above, collectively contain important business, financial and other information that is incorporated by reference into this prospectus. For a more complete understanding of this offering, you should read this entire prospectus carefully, including all supplements, as well as the documents incorporated by reference in this prospectus.

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